News Release

For Immediate Release:	For More Information,
December 15, 2022	Contact: Elaine Pozarycki
984-900-2457

First Bancorp Announces Cash Dividend

The Board of Directors of First Bancorp (NASDAQ - FBNC), the parent company of First Bank, has declared a cash dividend on its common stock of $0.22 per share payable on January 25, 2023 to shareholders of record as of December 31, 2022. The $0.22 dividend rate represents a 10% increase over the dividend rate of $0.20 paid in the comparable period of 2021.

“The increased dividend reflect the Board and management’s commitment to enhancing shareholder value when the Company’s capital position allows us the opportunity to do so,” stated Richard Moore, Chief Executive Officer of First Bancorp.

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $10.5 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 108 branches in North Carolina and South Carolina. First Bank also provides SBA loans to customers through its nationwide network of lenders - for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.